Exhibit 99
For Immediate Release                  Contact:  Rick DeLisi
June 14, 2004             Director, Corporate Communications
Page 1 of 1                                   (703) 650-6019

   Atlantic Coast Airlines Holdings, Inc./Independence Air
            Chief Financial Officer to Present at
       Merrill Lynch Global Transportation Conference

Dulles, VA, (June 14, 2004) - Atlantic Coast Airlines Holdings, Inc. (NASDAQ/NM: ACAI) and Independence Air Chief Financial Officer Richard Surratt will make a presentation to investors and financial analysts during the Merrill Lynch Global Transportation Conference to be held in New York. The company's presentation is scheduled to take place Wednesday, June 16, 2004, at 4:55pm.

The sponsors will be presenting the audio portion of the conference as a live webcast, which can be accessed via the following address:

              http://www.wsw.com/webcast/ml25/

To access the webcast, listeners will need to register in advance, and select the appropriate player for their system.

In   addition,  the  slides  that  accompany  the  company's
presentation will be available in the "For Investors HOME" section of the Atlantic Coast Airlines website:

                    www.atlanticcoast.com

Starting June 16th and continuing throughout the summer, Independence Air will be launching a schedule of low-fare flights from Washington Dulles International Airport to 35 destinations up and down the East Coast and to the Midwest. By summer's end, the airline will offer 600 daily flights, including 300 departures from Dulles, making it the largest low-fare hub in America.

Parent company Atlantic Coast Airlines Holdings, Inc. (Nasdaq: ACAI) is based in Dulles, VA and employs over 4,100 aviation professionals. Later this summer, the company plans to change its name to FLYi, Inc., and its ticker symbol to FLYI.


                            # # #

Independence Air, the "i" logo mark, FLYi.com  and  Go  Your
Own Way are service marks of Atlantic Coast Airlines.  cACA,
2004